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                                                                      EXHIBIT 23

                         Independent Auditors' Consent


The Board of Directors
IMPATH Inc.:

We consent to the incorporation by reference in Registration Statements on Form S-3 (no.'s 33-98916, 333-08553, 333-45921 and 333-62563) and on Form S-8
(no.'s 333-09469 and 333-47689) of IMPATH Inc. of our report dated February 18, 1999, relating to the consolidated balance sheets of IMPATH Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of IMPATH Inc.


                                             KPMG LLP

Short Hills, New Jersey
March 31, 1999